                                                                Exhibit 10.12(b)


                                    [FORM]

                              RETENTION AGREEMENT

     AGREEMENT by and between Mallinckrodt Inc., a New York corporation (the "Company") and __________ (the "Executive"), dated as of June __, 2000, but effective as of the Effective Date (as hereinafter defined).

                              W I T N E S S E T H

     WHEREAS, Executive is employed by the Company; and

     WHEREAS, the Company is entering into an agreement and plan of merger among Tyco Acquisition Corp. VI (NV) ("Tyco (NV)"), a Nevada corporation and a direct, wholly-owned subsidiary of Tyco International Ltd. ("Tyco"), a Bermuda company, EMV Merger Corp. ("Merger Sub"), a New York corporation and a direct, wholly-owned subsidiary of Tyco (NV), and the Company, providing for the merger (the "Merger") of Merger Sub with and into the Company, pursuant to which the Company will become a direct, wholly-owned subsidiary of Tyco (NV); and

     WHEREAS, Executive performs services of a unique nature for the Company that are irreplaceable; and

     WHEREAS, Executive's performance of such services to a competing business will result in significant and irreparable harm to the Company; and

     WHEREAS, the Company has determined that it is imperative that the Company be able to rely on Executive to continue in his position in order to assure continuity of management at the Company, to assure customers and other Company employees of stability at the Company and to provide critical assistance in the management and operation of the Company; and

     WHEREAS, the Company has determined to offer Executive the benefits described in this Agreement to provide an incentive to encourage Executive to remain in the employ of the Company so that the Company may receive his continued dedication and assure the continued availability of his advice and counsel and to assure that he will not provide services for a competing business in accordance with the terms hereof; and

     WHEREAS, Executive has agreed to serve the Company pursuant to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Definitions.

          As used in this Agreement, the following terms shall have the respective meanings set forth below:

          (a) "Business Combination" means any merger, consolidation, share exchange or similar form of corporate reorganization of the Company or the direct or indirect sale of all of substantially all of the assets of the Company.

          (b) "Cause" means (i) the willful and continued failure of Executive substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) which remains uncured for a period of ten (10) days after a demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which the Board of Directors of the Company (the "Board") believes he has not substantially performed his duties or
(ii) willful misconduct materially and demonstrably injurious to the Company.
No act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of Executive to accept any condition or event which would constitute Good Reason under Section 1(g) may not be considered by the Board to be a failure to perform or misconduct by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause for purposes of this Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-quarters (3/4) of the entire Board at a meeting of the Board called and held (after reasonable notice to Executive and an opportunity for Executive and his counsel to be heard before the Board) for the purpose of considering whether Executive has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for cause hereunder, finding that in the good faith opinion of the Board Executive has been guilty thereof and specifying the particulars thereof. The Company must notify Executive of an event constituting Cause within ninety (90) days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.

          (c)   "Effective Date" has the meaning specified in Section 2.

          (d) "Company" means Mallinckrodt Inc., a New York corporation, and, the successor of, or transferee of assets from, the Company in connection with any Business Combination, including Merger Sub.

          (e) "Date of Termination" means (1) the effective date on which Executive's employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive. Notwithstanding the previous sentence, (i) if Executive's employment is terminated for Disability (as defined in Section 1(f)), then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if Executive's employment is terminated by the Company other than for Cause, then such Date of Termination shall be no earlier than thirty
(30) days following the date on which a Notice of Termination is received.

          (f) "Disability" means physical or mental incapacity qualifying Executive for long-term disability under the Company's long-term disability plan.

          (g) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events:

          (1) (i) the assignment to Executive of any duties or responsibilities (including reporting responsibilities) inconsistent in any material and adverse respect with Executive's duties and responsibilities with the Company immediately prior to the Effective Date (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity, and does not involve any other event set forth in this paragraph (g), (ii) a material and adverse change in Executive's titles or offices with the Company as in effect immediately prior to the Effective Date or (iii) any attempted removal or involuntary termination of Executive by the Company otherwise than as expressly permitted by this Agreement pursuant to a Nonqualifying Termination (or any purported termination of employment which is not effected by a Notice of Termination, which termination shall not be effective);

          (2) a reduction by the Company in Executive's rate of annual base salary or target annual bonus opportunity as in effect immediately prior to the Effective Date or as the same may be increased from time to time thereafter;

          (3) any requirement of the Company that Executive (i) notwithstanding Executive's objection, be based anywhere more than fifty (50) miles from the location where Executive's employment is located at the time of the Effective Date or (ii) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to the Effective Date;

          (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior to the Effective Date (including the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plan), unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits, (ii) provide Executive and Executive's dependents with welfare benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to the Effective Date or provide substantially comparable benefits at a substantially comparable cost to Executive, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to the Effective Date, or provide substantially comparable fringe benefits, or (iv) provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive immediately prior to the Effective Date (including crediting Executive with all service credited to Executive for such purpose prior to the Effective Date), unless the failure to provide such paid vacation is a result of a policy uniformly applied by the entity acquiring the Company to its employees; or

          (5) the failure of the Company to obtain the assumption agreement from any sucessor as contemplated in Section 10(b)

          Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason.

          Any event or condition described in Section 1(g)(1) through(4) which occurs prior to the Effective Date, but which Executive reasonably demonstrates was done at the request of Tyco (NV) or Tyco or their respective affiliates shall constitute Good Reason following the Effective Date for purposes of this Agreement notwithstanding that it occurred prior to the Effective Date.

          (h) "Nonqualifying Termination" means a termination of Executive's employment (1) by the Company for Cause, (2) by Executive for any reason other than Good Reason, (3) as a result of Executive's death, (4) by the Company due to Executive's Disability, unless within thirty (30) days after Notice of Termination is provided to Executive pursuant to Section 11 following such absence Executive shall have returned to performance of Executive's duties on a full-time basis, or (5) as a result of Executive's Retirement.

          (i) "Notice of Termination" means notice of the Date of Termination as described in Section 11(b).

          (j) "Retirement" means termination of employment by either Executive or the Company (other than for Cause) on or after Executive's normal retirement date under the terms of the Retirement Plan (other than if any such Retirement also constitutes Good Reason).

          (l) "Retirement Plan" means The Mallinckrodt Retirement Plan or any successor or substitute plan or plans of the Company, as in effect immediately prior to the Effective Date.

          (m) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

          (k) "Termination Period" the period of time beginning with the Effective Date and ending on the earliest to occur of (I) Executive's death and
(II) three (3) years following such Effective Date.

2. Effective Date.

          The "Effective Date" of this Agreement shall be the date and time immediately prior to the consummation of the Merger. In the event the Merger is not consummated for whatever reason, this Agreement shall be null and void and of no force and effect, and shall have no impact or effect with respect to any other agreement by and between Executive and the Company in effect prior to the date this Agreement was executed.

          Notwithstanding anything to the contrary in this Agreement, if Executive's employment is terminated prior to the Effective Date and Executive reasonably demonstrates that such termination was at the request of Tyco (NV) or Tyco or their respective affiliates, and the Merger is thereafter consummated, then for all purposes of this Agreement "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

3. Stock Options.

          To the extent not otherwise provided in the Company's stock option and other equity incentive plans and/or stock option or equity incentive awards, any unvested stock options or other unvested equity incentive awards held by Executive as of the Effective Date shall become fully vested and exercisable upon the Effective Date.

4. Retention/Non-Competition Payments.

          In recognition of Executive's agreement to remain with the Company and not seek employment elsewhere following the Effective Date and in consideration of Executive's agreement contained herein regarding non-competing employment, the Company agrees to make the following payments and to afford the following benefits to Executive:

          A. If either (I) Executive continues to be employed by the Company on the second anniversary of the Effective Date or (II) on or before the second anniversary of the Effective Date Executive's Employment is terminated other than by reason of a Nonqualifying Termination, the Company shall make the payments and afford the benefits to Executive as set forth in this Section 4A. For purposes of this Section 4A, "Determination Date" means the second anniversary of the Effective Date, if the payments and benefits are due under clause (I) above, and the Date of Termination, if the payments and benefits are due under clause (II) above.

          The Company shall pay to Executive (or Executive's beneficiary or estate) within five (5) days following the Determination Date, as compensation for services rendered to the Company, a lump-sum cash amount equal to three (3) (the "Payment Multiple") times the sum of (A) Executive's annual rate of base salary from the Company and its affiliated companies in effect immediately prior to the Determination Date (not taking into account any reductions which would constitute Good Reason) plus (B) Executive's target awards or target bonuses under the Company's annual incentive compensation plans (e.g., the Company's Executive Incentive Compensation Plan and Management Incentive Compensation Plan, or any successor plans) for the fiscal year of the Company in which the Effective Date occurs or, if greater, Executive's target awards or target bonuses under such annual compensation plans for the fiscal year immediately preceding the fiscal year in which the Effective Date occurs; and provided that any amount paid pursuant to this Section 4A shall offset any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any other severance plan or policy or the severance provisions of any employment agreement of the Company (but not under any Company bonus, incentive or other compensatory arrangement of the Company including, without limitation, the Company's Executive Incentive Compensation Plan, Management Incentive Compensation Plan, Long-Term Incentive Plan or any successor plans thereto).

          B. In addition, if during the Termination Period Executive's employment is terminated other than by reason of a Nonqualifying Termination, the Company shall make the payments and afford the benefits to Executive as set forth in this Section 4B.

          (a) The Company shall pay to Executive (or Executive's beneficiary or estate) within five (5) days following the Date of Termination, as compensation for services rendered to the Company:

          (1) a lump-sum cash amount equal to the sum of Executive's unpaid base salary from the Company and its affiliated companies through the Date of Termination (without taking into account any reduction of base salary constituting Good Reason) plus any bonus payments which have become payable, to the extent not theretofore paid; and

          (2) (A) to the extent not paid under the terms of such annual incentive compensation plan, a lump-sum cash amount equal to Executive's target awards or target bonuses under the Company's annual incentive compensation plans (e.g., the Company's Executive Incentive Compensation Plan and Management Incentive Compensation Plan, or any successor plans) for the fiscal year in which the Date of Termination occurs, reduced pro rata for that portion of the fiscal year not completed as of the end of the month in which such Date of Termination occurs, and (B) to the extent not paid under the terms of any long-term incentive plan established by the Company, a lump sum cash payment equal to Executive's full target award or target bonus under such long-term incentive plan with respect to the then applicable performance cycle or performance period.

          (b) If (x) Executive is 55 or older on the Date of Termination, until the occurrence of Executive's death1/1/ or (y) Executive is under 55 on the Date of Termination, for a period of twenty-four (24) months, the Company shall provide Executive (and Executive's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits (including participation in the Company's Executive life insurance program, if applicable) upon substantially the same terms and conditions (including cost of coverage) as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Effective Date);


______________________
/1/Chawla and Hesemann get regardless of age.

provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, if Executive is under 55 on the Date of Termination and becomes reemployed with another employer and is eligible to receive welfare benefits from such employer (other than life insurance benefits to which this sentence shall not apply) that are comparable or more favorable to Executive than the Company provided welfare benefits, then the Company's obligation to continue to provide Executive with welfare benefits (other than life insurance benefits) of the type so obtained by Executive will thereupon cease./2/

          [(c) Executive shall (A) be credited with three (3) additional years of credited service for purposes of calculating benefits under the Company's Supplemental Executive Retirement Plans (collectively, the "SERP") and (B) if Executive is, on the Date of Termination, age 55 or older, be entitled to receive an unreduced normal retirement benefit under the SERP commencing upon the Date of Termination (without regard to Executive's years of service with the Company) (or, if later, the date on which Executive becomes 55)]/3/

          (d) Executive shall be entitled to (1) retain all rights to indemnification under applicable law or under the Company's certificate of incorporation or by-laws as in effect as of the Effective Date or Executive's Date of Termination, whichever is more favorable to Executive; (2) continue to be covered by Company provided directors and officers liability insurance at the level in effect immediately prior to the Effective Date or the Date of Determination, which ever is more favorable to Executive, for the period of years that corresponds with the Payment Multiple and throughout the applicable statute of limitations period; and (3) be entitled to either, at the election of Executive, (i) a cash payment equal to $75,000 or (ii) Company provided executive outplacement services for a period of years that corresponds to the Payment Multiple, not to exceed $75,000.

          C. If during the Termination Period the employment of Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to Executive within five (5) days following the Date of Termination a lump sum cash amount equal to the sum of Executive's unpaid base salary from the Company through the Date of Termination plus any bonus payments which have become payable, to the extent not theretofore paid.

5. Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies (or one or more trusts established by the Company or its affiliates for the benefit of its

________________________
/2/Not applicable to Chawla or Hesemann.
/3/Include only in agreements for Chawla; Hesemann;Olukotun; Stone; Collins; Crockett; Given; Holman; Keller; Rocca; Fercho; Abbett; and Whittaker. Chawla and Hesemann get benefit regardless of age.

employees) or by any other party in connection with a change in control to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (b) All determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination (collectively, the "Determination"), shall be made by PricewaterhouseCoopers LLP (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. Upon the request of Executive, the Company shall make representatives of the Accounting Firm available to Executive and Executive's representatives to discuss the basis for the Determination of the Accounting Firm made pursuant to this Section 5. The Gross-Up Payment under this Section 5 should be made within thirty (30) days of any Payment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments will be made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with an amount, on an after-tax basis, equal to any interest and penalties incurred by Executive with respect to any such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company; provided that to the extent such Overpayment had theretofore been paid to the Internal Revenue Service or other applicable taxing authority, Executive's repayment obligation of such amount (with interest) hereunder shall only apply to the extent Executive receives a refund of such amount from the Internal Revenue Service or other applicable taxing authority and Executive's repayment obligation shall be limited to the amount of any such refund. Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax and shall be reimbursed by the Company, on an after-tax basis, for all costs, expenses, interest and penalties incurred by Executive in connection with any such contest or dispute.

6. Withholding Taxes.

          The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

7. Non-competition Agreement.

          For a period of two years following Executive's termination of employment with the Company (the "Non-compete Period"), other than (i) by reason of a Nonqualifying Termination or (ii) if such termination occurs after the Termination Period, in consideration of, and conditioned upon, the payment to Executive of the amounts provided in Section 4 of this Agreement, Executive shall not serve as an employee, consultant, owner, officer or director of any organization or business entity which is manufacturing, distributing or selling one or more "Competing Products" (as hereinafter defined) in a manner which is materially competitive with the Company's manufacturing or selling activities in the same geographic area with respect to its competing or similar products (such organization or business entity, a "Competitor"). Notwithstanding the foregoing, it shall not be a breach of this Section 7 if, after the termination of Executive's employment, Executive is employed by a Competitor so long as Executive does not work or make policy for, oversee in fact, consult with, or provide information to, any subsidiary, division or other organizational unit of such Competitor which manufactures or sells such Competitive Products.

          For purposes of this Agreement, "Competing Products" shall mean (i) if the Executive's principal employment responsibilities relate to the Company's respiratory care operations, Company products, as of the Effective Date, relating to oxygen monitoring through pulse oximetry technology, critical care and alternate care ventilators and disposable airway management devices; (ii) if Executive's principal employment responsibilities relate to the Company's medical imagining operations, Company products, as of the Effective Date, relating to contrast agents and diagnostic radio pharmaceuticals, (iii) if Executive's principal employment responsibilities relate to the Company's pharmaceutical operations, Company products, as of the Effective Date, relating to Acetaminophen, medicinal narcotics and combinations thereof and (iv) if Executive's principal employment responsibilities relate to the management of the Company as a whole, all such Company products.

8. Reimbursement of Expenses.

          If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute regardless of the result thereof. Executive agrees that in the event it is determined in an arbitration proceeding that Executive's basis for a contest or dispute was frivolous and not advanced in good faith, Executive shall be obligated to return to the Company any such reimbursed legal fees and expenses within sixty (60) days following the determination.

9. Scope of Agreement.

          Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries.

10. Successors; Binding Agreement.

          (a) This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b) The Company agrees that, for so long as it has any obligations under this Agreement, concurrently with any Business Combination it will cause any successor or transferee (if other than the Company) unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any Business Combination shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following the Effective Date other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

          (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

11. Notice.

          (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

          If to Executive:

To the most recent address set forth in the personnel records of the Company;


          If to the Company:

          Mallinckrodt Inc.
          675 McDonnell Boulevard
          PO Box 5840
          St. Louis, MO 63134

          Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (b) A written notice (a "Notice of Termination") of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the Date of Termination. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

12. Full Settlement.

          The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4B(b), such amounts shall not be reduced whether or not Executive obtains other employment.

13. Employment.

          Employment for purposes of this Agreement means employment with the Company or any Subsidiary.

14. Governing Law; Validity.

     The validity, interpretation, and enforcement of this Agreement shall be governed by the law of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

15. Arbitration.

          Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 15.

16. Entire Agreement; Amendment.

          (a)   Except as set forth in this Agreement, as of the Effective Date,
(i) this Agreement shall supersede any other employment agreement, retention agreement, severance agreement or change in control agreement between the Executive and the Company; and (ii) no such employment agreement, retention agreement, severance agreement or change in control agreement shall have any further force and effect whatsoever.

          (b) No provision of this Agreement may be amended, waived or discharged except by the mutual written agreement of the parties.

17. Counterparts.

          This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

          THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                        MALLINCKRODT INC.

Date: __________________      By:   _____________________________
                                    Name:
                                    Title:





DATE: __________________            ___________________________________